Exhibit 77G(a):  Defaults on Senior Securities

National Energy & Gas Transmission, Inc. (formerly PG&E National Energy Group) 10.375% Senior Notes due 5/16/11
Cusip 69334TAC2

Amount Held:
Series 2 (Dodge & Cox Balanced Fund) - $25,000,000
Series 3 (Dodge & Cox Income Fund) - $17,980,000

(1) Nature of Default: Default of a separate credit arrangement of the issuer caused a cross-default of the above-referenced holding. Principal amount, as well as matured interest, are in default. (2) Date of Default: 11/14/02 (3) Amount of default per $1,000 face amount:
Principal -  $1,000
Interest -  $52
(4) Total amount of default as of 12/31/03:
Series 2 (D&C Balanced Fund)
Principal - $25,000,000
Matured Interest - $1,296,875
Additional Accrued Interest - $3,199,219
Series 3 (D&C Income Fund)
Principal - $17,980,000
Matured Interest - $932,713
Additional Accrued Interest - $2,300,878